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                              INFOSEEK CORPORATION
                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                                   (UNAUDITED)
                    (In thousands, except per share amounts)

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
                                              Three Months Ended       Six Months Ended
                                                    June 30,               June 30,
                                              1996           1995      1996       1995
Net Loss                                   $ (4,723)   $   (621)   $ (8,290)   $ (1,042)

Weighted average common shares
outstanding during the period                 5,261       3,680       4,496       3,732

Shares related to SAB No. 55,64
and 83                                           --      12,483       6,802      12,483

Conversion of preferred stock not
included in shares related to SAB
No. 55, 64, and 83                            3,904       9,700       6,242       9,700

Total shares used in net loss per share       9,165      25,863      17,540      25,915

Net loss per share                         $  (0.52)     $(0.02)     $(0.47)     $(0.04)
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